FIRST AMENDMENT
                                       TO
                          AGREEMENT AND PLAN OF MERGER


                  This First Amendment to Agreement and Plan of Merger, dated as of May 14, 1999 (this "Amendment"), is by and among PIA Merchandising Services, Inc., a Delaware corporation ("PIA Delaware"), SG Acquisition, Inc., a Nevada corporation ("PIA Acquisition"), PIA Merchandising Co., Inc., a California corporation ("PIA California"), SPAR Acquisition, Inc., a Nevada corporation ("SAI"), SPAR Marketing, Inc., a Delaware corporation ("SMI"), SPAR Marketing Force, Inc., a Nevada corporation ("SMF"), SPAR, Inc., a Nevada corporation ("SINC"), SPAR/Burgoyne Retail Services, Inc., an Ohio corporation ("SBRS"), SPAR Marketing, Inc., a Nevada corporation ("SMNEV"), SPAR Incentive Marketing, Inc., a Delaware corporation ("SIM"), SPAR MCI Performance Group, Inc., a Delaware corporation ("SMCI"), and SPAR Trademarks, Inc., a Nevada corporation ("STM"). SMF, SINC, SMNEV and SBRS are sometimes referred to herein individually as a "SPAR Marketing Company" and collectively as the "SPAR Marketing Companies". SMI and the SPAR Marketing Companies are sometimes referred to herein individually as a "SPAR Marketing Party" and collectively as the "SPAR Marketing Parties". SIM and SMCI are sometimes referred to herein individually as a "SPAR Incentive Party" and collectively as the "SPAR Incentive Parties". SAI, STM, the SPAR Marketing Parties and the SPAR Incentive Companies are sometimes referred to herein individually as a "SPAR Party" and collectively as the "SPAR Parties". PIA Delaware, PIA Acquisition and PIA California are sometimes referred to herein individually as a "PIA Party" and collectively as the "PIA Parties". The PIA Parties and the SPAR Parties are sometimes referred to herein individually as a "Party" and collectively as the "Parties".

                                    Recitals

                  The PIA Parties and the SPAR Parties are parties to that certain Agreement and Plan of Merger dated as of February 28, 1999, which includes modifications made pursuant to the Page Substitution Amendment to Merger Agreement and Merger Documents among the Parties dated as of March 1, 1999 (as so modified, the "Existing Merger Agreement", and as modified by this Amendment, and as the same may be supplemented, modified, amended, restated or replaced from time to time in the manner provided therein, the "Merger Agreement"). Capitalized terms used and not otherwise defined or amended in this Amendment shall have the meanings respectively assigned to them in the Merger Agreement or other "Merger Documents" (as defined in the Merger Agreement).

                  The Parties have each determined that it is in its best interest to amend the Existing Merger Agreement as provided below, and have entered into this Amendment in order to do so, all upon the terms and provisions and subject to the conditions hereinafter set forth.

                                    Agreement

                  In consideration of the foregoing, the mutual covenants and agreements hereinafter set forth and other good and valuable consideration (the receipt and adequacy of which are hereby acknowledged by the Parties), the Parties hereto hereby agree as follows:

                  Section 1. Amendment to Existing Merger Agreement. The Existing Merger Agreement is hereby amended as follows, effective as of the date first written above:

                  (A) Recital E of the Existing Merger Agreement is hereby deleted in its entirety, and the following new Recital E is hereby inserted in its place:

                  E.  Pursuant to the SPAR  Reorganization  Agreement,  SAI will issue to the SPAR Principals sufficient additional shares of SAI Stock such that (after such issuance and including shares previously issued to them) they will then together own shares of SAI Stock equal in number to (i) the product of (A) two and one-third (2 1/3) times (B) the total number of shares of PIA Delaware Stock (as hereinafter defined) issued and outstanding as of the close of business on the Business Day preceding the Closing Date (as defined in the Reorganization Agreement), minus (ii) the sum of the number of shares of SAI Stock issuable upon exercise of the SAI Options (without regard to the vesting provisions thereof) plus shares of SAI Stock owned by stockholders other than the SPAR Principals.

                  (B) Recital I of the Existing Merger Agreement is hereby deleted in its entirety, and the following new Recital I is hereby inserted in its place:

                  I. As provided herein, (i) as a result of the Merger, each outstanding share of SAI Common Stock will be converted into the right to receive one share of common stock of PIA Delaware, par value $0.01 per share ("PIA Delaware Stock"), and (ii) following the Merger, each SAI Option Holder will receive a Substitute Option (as hereinafter defined) to purchase the same number of shares of PIA Delaware Stock on the same terms as the number of shares of SAI Stock that such SAI Option Holder was entitled to purchase under such SAI Option. Immediately following the Merger, (A) the SPAR Stockholders will hold and the SAI Option Holders will have the right to acquire upon exercise (without regard to vesting) shares of PIA Delaware Stock that, in the aggregate, will represent approximately 70% of the sum of (1) the total number of shares of PIA Delaware Stock issued and outstanding immediately after the Merger plus (2) the total number of shares of PIA Delaware Stock issuable upon exercise of the Substitute Options (without regard to vesting), and (B) the shares of PIA Delaware Stock held by stockholders of PIA Delaware immediately prior to the Merger will represent approximately 30% of such post-Merger sum.

                  (C)  In  Section  4.03  of  the  Existing  Merger   Agreement,
subsection (b) is hereby deleted in its entirety, and the following new subsection (b) is hereby inserted in its place:

                  (b) The Board of Directors of PIA Delaware (the "PIA Delaware Board") (i) has authorized and approved the adoption of an amendment to PIA Delaware's certificate of incorporation in the form annexed hereto as Exhibit E (together with such changes as may be made therein in accordance with the PIA Delaware Board's approval, but subject to the consent of the SPAR Parties, the "Charter Amendment"), which (among other things) provides for an increase in the authorized number of shares of PIA Delaware Stock to 47,000,000 shares, changes the name of PIA Delaware to "SPAR Group, Inc." (or such other name as the Parties may mutually agree prior to the mailing of the PIA Proxy Materials), and deletes Article Tenth containing the prohibition against actions by stockholders without a meeting (i.e., Charter Amendment No. 1, Charter Amendment No. 2, Charter Amendment No. 3 as defined in the PIA Proxy Statement); (ii) has authorized for inclusion in the proxy statement, a proposal to authorize the PIA Delaware Board, if deemed necessary in its sole discretion (after obtaining the consent of the SPAR Parties, if such amendment is to be effected prior to the Merger or the termination of this Agreement), to amend PIA Delaware's certificate of incorporation (in the form annexed hereto as Exhibit E-1) to effect a reverse stock split of the issued and outstanding shares of PIA Delaware Stock on the basis of one of the following ratios: one new share in exchange for every two issued and outstanding shares, one new share in exchange for every three issued and outstanding shares, or one new share in exchange for every four issued and outstanding shares, with the PIA Delaware Board having the discretion to determine the appropriate ratio to use immediately prior to effecting the reverse stock split (the "Reverse Split Proposal" and together with the Charter Amendment, the "Proposed PIA Certificate of Amendment"), and (iii) has directed that the Proposed PIA Certificate of Amendment be submitted to PIA Delaware's stockholders at the PIA Stockholders Meeting (as such term is defined in Section 5.01). Upon the approval of the Proposed PIA Certificate of Amendment by the stockholders of PIA Delaware as required by the Delaware General Corporation Law (the "DGCL") and the filing thereof with the Secretary of State of the State of Delaware, the shares of PIA Delaware Stock to be issued in connection with the Merger will be duly authorized and, when issued as contemplated hereby at and after the Effective Time, will be validly issued, fully paid and nonassessable and free of all Restrictions.

                  (D)  In  Section  7.01  of  the  Existing  Merger   Agreement,
subsection (b) is hereby deleted in its entirety, and the following new subsection (b) is hereby inserted in its place:

                  (b) Promptly after such calculation of the Closing Net Worth, the Surviving Corporation shall deliver to the SPAR Principals written notice of the Closing Net Worth as so calculated (the "Closing Net Worth Notice"). Following the delivery of the Closing Net Worth Notice, the SPAR Principals shall have the right to review the calculation thereof for a period of thirty (30) days after the delivery of the Closing Net Worth Notice to the SPAR Principals (the "Review Period"). If, the SPAR Principals do not provide PIA Delaware with written objection to the calculation of the Closing Net Worth prior to the expiration of the Review Period, then, (i) to the extent that the Closing Net Worth, as set forth in the Closing Net Worth

         Notice, is greater than one million four hundred thirty-six thousand dollars ($1,436,000) (the "Target Amount"), no adjustment will be made, and the SPAR Principals will have no further obligations hereunder; and
         (ii) to the extent the Closing Net Worth, as set forth in the Closing Net Worth Notice, is less than the Target Amount, the SPAR Principals shall pay to PIA Delaware, within five (5) business days after the last day of the Review Period, the amount of such shortfall, such payment obligation to be borne by the SPAR Principals pro rata (44/72 by Mr. Brown and 28/72 by Mr. Bartels), and to be satisfied either (at the election of the SPAR Principals) (A) by wire transfer of immediately available funds to such account as PIA Delaware may designate or (B) by corresponding reductions in the loans owed to the SPAR Principals from SMCI.

                  (E) Exhibit E-1 to the Existing Merger Agreement is hereby inserted in the form annexed hereto as Exhibit 1.

                  (F) Each of the Parties hereto hereby acknowledges and, to the extent such Party's consent may be required under the Merger Agreement, consents to the First Amendment to Reorganization Agreement, dated as of the date hereof, a copy of which is annexed hereto as Exhibit 2.

                  Section 2. Counterparts. This Amendment may be signed in two or more counterpart copies of the entire document or of signature pages to the document, each of which may be executed by one or more of the Parties hereto, but all of which, when taken together, shall constitute a single agreement binding upon all of the Parties hereto.

                  Section 3. Governing Law, Etc. This Amendment is a Merger Document and shall be governed by and construed in accordance with the applicable terms and provisions of Article IX (as well as any applicable definitions or provisions appearing elsewhere) of the Merger Agreement as if this Amendment were the Agreement referred to therein, which terms and provisions are incorporated herein by reference.

                  Section 4. Agreement to Continue as Amended. The Merger Agreement, as supplemented, modified and amended by this Amendment, shall remain and continue in full force and effect after the date hereof.

                                  [END OF PAGE]

                  Section 5. Entire Agreement. This Amendment contains the entire agreement of the Parties and supersedes all other representations, warranties, agreements and understandings, oral or otherwise, among the parties with respect to the matters contained herein.

                  In Witness Whereof, the Parties hereto have executed and delivered this Amendment as of the date first written above.


PIA Merchandising Services, Inc.                           SPAR Acquisition, Inc.


By: /s/ Terry R. Peets                                     By:  /s/ Robert G. Brown
    ----------------------------------------------              ----------------------------------------------
         Name:    Terry R. Peets                                    Name:    Robert G. Brown
         Title:   President and Chief Executive                     Title:   Chairman, Chief Executive Officer
                  Officer                                                    and President

SG Acquisition, Inc.                                       SPAR Marketing Force, Inc.


By:  /s/ Terry R. Peets                                    By:  /s/ Robert G. Brown
     ----------------------------------------------             ----------------------------------------------
         Name:    Terry R. Peets                                    Name:    Robert G. Brown
         Title:   President and Chief Executive                     Title:   Chairman, Chief Executive Officer
                  Officer                                                    and President

PIA Merchandising Co., Inc.                                SPAR, Inc.


By:  /s/ Terry R. Peets                                    By:  /s/ Robert G. Brown
     ----------------------------------------------             ----------------------------------------------
         Name:    Terry R. Peets                                    Name:    Robert G. Brown
         Title:   President and Chief Executive                     Title:   Chairman, Chief Executive Officer
                  Officer                                                    and President

SPAR/Burgoyne Retail Services, Inc.                        SPAR Marketing, Inc.


By:  /s/ Robert G. Brown                                   By:  /s/ Robert G. Brown
     ----------------------------------------------             ----------------------------------------------
         Name:    Robert G. Brown                                   Name:    Robert G. Brown
         Title:   Chairman, Chief Executive Officer                 Title:   Chairman, Chief Executive Officer
                  and President                                              and President

SPAR MCI Performance Group, Inc.                           SPAR Trademarks, Inc.


By:  /s/ Robert G. Brown                                   By:  /s/ Robert G. Brown
     ----------------------------------------------             ----------------------------------------------
         Name:    Robert G. Brown                                   Name:    Robert G. Brown
         Title:   Chairman, Chief Executive Officer                 Title:   Chairman, Chief Executive Officer
                                                                             and President

SPAR Marketing, Inc., a Nevada corporation


By:  /s/ Robert G. Brown
     ----------------------------------------------
         Name:    Robert G. Brown
         Title:   Chairman, Chief Executive Officer
                  and President

                EXHIBIT 1 TO FIRST AMENDMENT TO MERGER AGREEMENT

                                                                     Exhibit E-1

  FORM OF REVERSE SPLIT AMENDMENT TO PIA DELAWARE CERTIFICATE OF INCORPORATION


               Upon this Certificate of Amendment to the Certificate of Incorporation of the Corporation becoming effective pursuant to the General Corporation Law of the State of Delaware (the "Effective Time"), each share of the Corporation's common stock, par value $.01 per share (the "Old Common Stock"), issued and outstanding immediately prior to the Effective Time, will be automatically reclassified as and converted into
     [_________] of a share of common stock, par value $.01 per share, of the Corporation (the "New Common Stock"). Any stock certificate that, immediately prior to the Effective Time, represented shares of the Old Common Stock will, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent the number of shares of the New Common Stock as equals the product obtained by multiplying the number of shares of Old Common Stock represented by such certificate immediately prior to the Effective Time by [________]. No fractional shares of New Common Stock will be issued in connection with the reclassification and conversion of the Old Common Stock into the New Common Stock. In lieu of any fractional shares, each holder of Old Common Stock who would otherwise receive a fractional share of New Common Stock will be entitled to receive cash in an amount equal to the product obtained by multiplying (1) the closing sales price of the Corporation's Common Stock at the Effective Time as reported on the Nasdaq National Market (or, if applicable, the Nasdaq SmallCap Market or any exchange that the PIA Common Stock may be traded on at the Effective Time) by (2) the number of shares of Old Common Stock held by such holder that would otherwise have been exchanged for such fractional share interest.